EXHIBIT 99.3

On May 5, 2008, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) to purchase Vurv Technology, Inc. (“Vurv”), a private company with headquarters in Florida. Vurv is a provider of on demand talent management software. On July 1, 2008, the Company completed the acquisition of Vurv. Accordingly, the assets, liabilities and operating results of Vurv were reflected in the Company’s consolidated financial statements beginning in the third quarter of 2008. The total consideration paid by the Company in connection with the acquisition was approximately $34.4 million in cash, $2.9 million in third party fees, and approximately 3.8 million shares of Class A common stock, of which approximately $33.8 million in cash and approximately 3.3 million shares of Class A common stock were paid on the closing date. Approximately 0.5 million shares were placed into escrow for one year following the closing to be held as security for losses incurred by the Company in the event of certain breaches of the representations and warranties contained in the Reorganization Agreement or certain other events. Additionally, approximately $0.3 million was placed into escrow to pay for expenses incurred by the stockholder representative in connection with its duties under the Reorganization Agreement, and approximately $0.4 million was placed in escrow to compensate the Company in the event certain expenses are incurred in connection with payments to certain Vurv employees. In addition, the Company assumed obligations for outstanding options to purchase shares of Vurv common stock, which converted into options to purchase approximately 0.4 million shares of the Company’s common stock. Taleo also repaid approximately $9.0 million of Vurv debt on the closing date. No contingent cash payments remain for this transaction.

The Company accounted for the acquisition as a business combination under the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed of Vurv based upon their estimated fair values. The unaudited pro forma combined condensed statement of operations has been prepared giving effect to the Reorganization Agreement using the purchase method of accounting. The following unaudited pro forma combined condensed statement of operations and related notes represent, in the opinion of management, all adjustments necessary to present the Company’s pro forma results of operation in accordance with Article 11 of Regulation S-X and are based upon available information and certain assumptions considered reasonable under the circumstances.

The unaudited pro forma combined condensed statements of operations for the fiscal year ended December 31, 2008 gives effect to the acquisition as if the acquisition had occurred on January 1, 2008.

The unaudited pro forma combined condensed financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the Reorganization Agreement. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that would have been achieved if the Reorganization agreement had been consummated on the date indicated. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and other financial information pertaining to the Company contained in its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, which was filed with the SEC on October 27, 2009, and in its Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2009, which was filed with the SEC on October 27, 2009. Taleo historical financial information presented in the unaudited pro forma combined condensed financial statements was obtained from its audited financial statements for the year ended December 31, 2008. Vurv historical information presented in the accompanying unaudited pro forma combined condensed statement of operations represents its operating results for the six month period ended June 30, 2008 and was prepared from unaudited historical information provided by Vurv.

TALEO CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(in thousands, except per share data)

	Historical		Pro forma Adjustments	Notes	Pro forma Combined
	Taleo	Vurv*
Revenue:
Application	$138,628	$18,846	$—		$157,474
License		918	—		918
Consulting	29,791	7,254	—		37,045

Total revenue	168,419	27,018	—		195,437

Cost of revenue:
Application	32,376	5,879	1,132	(1)	39,387
License		24	—		24
Consulting	25,269	5,089	—		30,358

Total cost of revenue	57,645	10,992	1,132		69,769

Gross profit	110,774	16,026	(1,132)		125,668

Operating expenses:
Sales and marketing	53,827	8,922	4,310	(1)	67,059
Research and development	30,994	4,818	(21)	(1)	35,791
General and administrative	32,382	10,235	(56)	(1)	42,561
Restructuring	1,914	—	—		1,914

Total operating expenses	119,117	23,975	4,233		147,325

Operating (loss)	(8,343)	(7,949)	(5,365)		(21,657)

Other income / (expense):
Decrease in fair value of redeemable preferred stock conversion feature		46,258	(46,258)	(2)
Interest income	1,717	18	(625)	(3)	1,110
Interest expense	(199)	(510)	263	(4)	(446)

Total other income / (loss), net	1,518	45,766	(46,620)		664

Income / (loss) before provision for income taxes	(6,825)	37,817	(51,985)		(20,993)
Provision / (benefit) for income taxes	1,303	26	(96)	(5)	1,233

Net income / (loss)	$(8,128)	$37,791	$(51,889)		$(22,226)

Net income / (loss) per share attributable to Class A common stockholders — basic	$(0.29)				$(0.76)

Net income / (loss) per share attributable to Class A common stockholders — diluted	$(0.29)				$(0.76)

Weighted-average Class A common shares — basic	27,569		1,673	(6)	29,242

Weighted-average Class A common shares — diluted	27,569				29,242

*	Represents results of operations for Vurv for the six month period ended June 30, 2008

Notes to the Unaudited Pro Forma Combined Statement of Operations

NOTE 1. BASIS OF PRESENTATION

The unaudited pro forma combined condensed statement of operations included herein have been prepared by Taleo Corporation (the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.

NOTE 2. DESCRIPTION OF THE VURV TECHNOLOGY, INC. ACQUISITION

On May 5, 2008, the Company entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) to purchase Vurv Technology, Inc. (“Vurv”), a private company with headquarters in Florida. Vurv is a provider of on demand talent management software. On July 1, 2008, the Company completed the acquisition of Vurv. Accordingly, the assets, liabilities and operating results of Vurv were reflected in the Company’s consolidated financial statements beginning in the third quarter of 2008. The total consideration paid by the Company in connection with the acquisition was approximately $34.4 million in cash, $2.9 million in third party fees, and approximately 3.8 million shares of Class A common stock, of which approximately $33.8 million in cash and approximately 3.3 million shares of Class A common stock were paid on the closing date. Approximately 0.5 million shares were placed into escrow for one year following the closing to be held as security for losses incurred by the Company in the event of certain breaches of the representations and warranties contained in the Reorganization Agreement or certain other events. Additionally, approximately $0.3 million was placed into escrow to pay for expenses incurred by the stockholder representative in connection with its duties under the Reorganization Agreement, and approximately $0.4 million was placed in escrow to compensate the Company in the event certain expenses are incurred in connection with payments to certain Vurv employees. In addition, the Company assumed obligations for outstanding options to purchase shares of Vurv common stock, which converted into options to purchase approximately 0.4 million shares of the Company’s common stock. Taleo also repaid approximately $9.0 million of Vurv debt on the closing date. No contingent cash payments remain for this transaction.

Under purchase accounting, the purchase price was allocated to the net identifiable assets based on their estimated fair value at the date of acquisition. As part of our process we performed a valuation analysis to determine the fair values of certain identifiable intangible assets of Vurv as of the valuation date. This analysis was used as the basis for the allocation of the purchase price among the acquired identifiable intangible assets of Vurv. The excess of the purchase price over the net identifiable assets was recorded to goodwill. The purchase price allocation as of the six months ended June 30, 2009 is shown in the table below.

Allocation of purchase price	Vurv Historical	Purchase Entry	Amount
			(In thousands)
Cash and cash equivalents	$223		$223
Accounts receivable, net	8,868	(1,076)	7,792
Other current assets	1,974	(1,490)	484
Restricted cash	286		286
Property and equipment	4,731	113	4,844
Goodwill	9,966	72,457	82,423
Intangible Assets	1,415	48,532	49,947
Non-current assets	1,561	(1,460)	101
Accounts payable and accrued liabilities	(8,857)	(2,191)	(11,048)
Other current liabilities	(1,139)	(115)	(1,254)
Deferred revenue	(15,809)	8,445	(7,364)
Non-current liabilities	(1,641)	262	(1,379)

Total estimated purchase price			$125,055

Purchase Price	Amount
(In thousands)
Cash	$46,542
Estimated fair value of common stock issued	73,444
Estimated fair value of stock options assumed	1,745
Accrued transaction cost	3,324

Total estimated purchase price	$125,055

The following adjustments have been reflected in the unaudited pro forma combined condensed consolidated statement of operations of Taleo Corporation for the twelve month period ended December 31, 2008 and identified by a footnote corresponding to the numbered paragraphs below:

(1) Adjustment to reduce share-based compensation expense associated with the conversion of Vurv stock options to the Company’s stock options. Had the transaction occurred on January 1, 2008, share-based compensation expense for the year ended December 31, 2008 would have been reduced by approximately $0.1 million.

Adjustment to amortize identifiable intangible assets resulting from the allocation of the Vurv purchase price. The pro forma adjustment assumes that the identifiable intangibles will be amortized on a straight-line basis over their estimated lives (remaining intangibles including goodwill will be tested for impairment). Had the transaction occurred on January 1, 2008, amortization expense for the year ended December 31, 2008 would have increased by approximately $5.5 million.

Adjustment for depreciation expense associated with the step-up in value of certain Vurv fixed assets from their net book value to their estimated fair value. Had the transaction occurred on January 1, 2008, depreciation expense for the year ended December 31, 2008 would have increased by approximately $30,000.

Pro Forma Expense Adjustments

	For the Year Ended December 31, 2008
	Share-based Compensation	Amortization Intangible Assets	Depreciation	Total
	(In thousands)
Cost of revenue	$(15)	$1,117	$30	$1,132
Sales and marketing	(32)	4,342		4,310
Research and development	(21)			(21)
General and administrative	(56)			(56)

Total	$(124)	$5,459	$30	$5,365

(2) Adjustment to eliminate the effect of the decrease in the fair value of redeemable preferred stock conversion feature and preferred stock. Vurv preferred stockholders received $76.4 million in total consideration including the Company’s Class A common stock with a value of $52.8 million and cash of $23.6 million.

(3) Adjustment to record reduction in estimated interest income earned at an assumed rate of approximately 1.34% for the year ended December 31, 2008. The reduction in interest for the year ended December 31, 2008 totaled $0.6 million.

(4) Adjustment to record reduction in estimated interest expense at an assumed rate of approximately 6.5% for the year ended December 31, 2008 resulting from the pay-off of $9.0 million in debt in connection with the acquisition of Vurv. Interest expense reduction associated with pay-off debt was $0.3 million for the year ended December 31, 3008.

(5) Amount represents tax items related to the consummation of this transaction and have been adjusted in the Pro Forma Consolidated Statement of Operations.

(6) Basic pro forma loss per share was calculated based on the Company’s outstanding common stock at December 31, 2008 to reflect 3,345,000 shares of the Company’s common stock issued in connection with the acquisition of Vurv.

Year Ended December 31, 2008
Shares issued to Vurv shareholders (excluding 477,899 shares in escrow)	1,673